                                                                   EXHIBIT 10.14

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]


                               LICENSE AGREEMENT


         THIS LICENSE AGREEMENT is effective as of the 31st day of March, 1995, by and among Burroughs Wellcome Co. ("B.W. Co."), having an address at 3030 Cornwallis Road, Research Triangle Park, North Carolina 27709, U.S.A., The Wellcome Foundation Limited ("WFL"), having an address at Unicorn House, 160 Euston Road, London NWl 2BP England and Ilex Oncology Inc. ("Ilex") formerly known as Biovensa Inc., having an address at 14785 Omicron Drive, San Antonio, Texas 78245-3217, U.S.A.

         WHEREAS, B.W. Co. has the right to use certain know-how relating to the Compound (as herein defined) in the U.S. (as herein defined);

         WHEREAS, WFL has the right to use certain know-how relating to the Compound in the Non-U.S. Territory (as herein defined);

         WHEREAS, Ilex desires to obtain licenses under such know-how to make, have made, use and sell the Compound and products containing the Compound; and

         WHEREAS, B.W. Co. and WFL are willing to grant such licenses to Ilex;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

                            ARTICLE 1.  DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

         1.1 "Affiliate" means any corporation or entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least [**] percent ([**]) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least [**] percent ([**]) of the voting stock of a corporation or (ii) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable. Notwithstanding the foregoing, the parties acknowledge and agree that an Affiliate of B.W. Co. and WFL shall be deemed to include, for all purposes, Burroughs Wellcome (India) Limited.

         1.2     "Agreement" means this License Agreement.

         1.3 "Base Currency" means (i) Dollars, with respect to sales of Products in the U.S. and royalties payable to B.W. Co. thereon; and (ii) Sterling, with respect to sales of Products in the Non-U.S. Territory and royalties payable to WFL thereon.

         1.4 "B.W. Co. Know-How" means all technical information and data, whether or not patentable, which is owned by B.W. Co. as of the Effective Date and which is reasonably necessary to manufacture the Compound or to use the Compound in the Field, including all regulatory filings, clinical trial data, synthesis and analytical procedures and reference standards.

         1.5 "Compound" means the chemical known as oxypurinol, having the chemical structure set forth on Appendix I attached hereto and made a part hereof.

         1.6     "Dollars" or "$" means United States dollars.

         1.7 "Effective Date" means the date appearing at the beginning of this Agreement.

         1.8 "Europe" means all countries which are Member States, from time to time, of the European Economic Area.

         1.9 "FDA" means the United States Food and Drug Administration or any successor entity.

         1.10 "Field" means the treatment or prophylaxis of cancer in humans and conditions other than cancer which are associated with cancer or the treatment or prophylaxis of cancer in humans.

         1.11 "First Commercial Sale" means the date on which Ilex or a sublicensee first transfers title to a Product to Third Party for monetary consideration.

         1.12 "IND" means an Investigational New Drug application or any equivalent successor application.

         1.13 "Know-How" means, collectively, the B.W. Co. Know-How and the WFL Know-How.

         1.14 "Letter Agreement" means the letter agreement between B.W. Co. and Ilex dated June 13, 1994.

         1.15 "NDA" means a New Drug Application or any equivalent successor application.

         1.16 "Net Sales," with respect to any Product containing the Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) of such Product billed by Ilex and its sublicensees to Third Party customers, less: (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for allowances in lieu of returned Product following price increases; (ii) the amounts of customary trade and cash discounts, to the extent such trade and cash discounts are not deducted by Ilex or its sublicensees at the time of invoice in order to arrive at the gross invoice prices; (iii) all transportation and handling charges, sales taxes, excise taxes, use taxes, value added taxes, other similar taxes, or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to Third Party payors, whether during the specific royalty period, as defined in Section 5.1, or not.

         1.17 "Net Sales," with respect to any Product containing one or more active ingredients in addition to the Compound, means the gross sales of such Product billed by Ilex and its sublicensees to Third Party customers, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in clauses (i) through (iv) Section 1.16, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such Product, including the Compound.

         1.18 "Product" means the Compound or any product containing the Compound as an active ingredient, which is made or developed using the Know-How.

         1.19 "Registration" means in relation to any Product such approvals by government authorities in a country (including price approvals) as may be legally required before such Product may be commercialized in such country.

         1.20    "Sterling" or "L" means English Pounds Sterling.

         1.21    "Territory" means the U.S. and Non-U.S. Territory.

         1.22    "Non-U.S. Territory" means the entire world excluding the U.S.

         1.23 "Third Party" means any party other than Ilex, B.W. Co., WFL, their respective Affiliates and Ilex's sublicensees.

         1.24 "U.S." means the United States of America, its territories and possessions.

         1.25 "WFL Know-How" means all technical information and data, whether or not patentable, which is owned by WFL and its Affiliates (other than B.W. Co.) as of the Effective Date and which is reasonably necessary to manufacture the Compound or to use the Compound in the Field, including all regulatory filings, clinical trial data, synthesis and analytical procedures and reference standards.

                    ARTICLE 2.  REPRESENTATIONS & WARRANTIES

         Each party hereto represents and warrants to the other that it is free to enter into this Agreement and to carry out its obligations hereunder, including, in the case of B.W. Co. and WFL, the right to grant the license granted by it pursuant to Article 3 hereof. Except as set forth in this
Article 2, neither B.W. Co. nor WFL make any representations or warranties with respect to the Know-How.

                               ARTICLE 3.  GRANT

         3.1 B.W. Co. License. Subject to the provisions of Section 3.3 in respect of the exclusive license granted in this Section 3.1, B.W. Co. hereby grants to Ilex, under the B.W. Co. Know-How, an exclusive license in the U.S. in the Field with a right to sublicense, to make, have made, use and sell Products.

         3.2 WFL License. Subject to the provisions of Section 3.3 in respect of the exclusive license granted in this Section 3.2, WFL hereby grants to Ilex, under the WFL Know-How, an exclusive license in the Non-U.S. Territory in the Field with a right to sublicense, to make, have made, use and sell Products.

         3.3 Reservation of Rights. Both B.W. Co. and WFL hereby reserve the perpetual, royalty-free right to use the Know-How for research purposes including, but not limited to, the right to make, have made, use and sell Products in the Field for research purposes.

                            ARTICLE 4.  LICENSE FEE

         4.1 License Fee. As partial consideration for the licenses granted hereunder, Ilex will pay B.W. Co. and WFL a total sum of $[**] ([**]).

                             ARTICLE 5.  ROYALTIES

         5.1     Earned Royalties.  Subject to adjustment as set forth in
Section 5.2, Ilex shall pay (i) B.W. Co. a royalty on Net Sales of Products in the U.S. and (ii) WFL a royalty on Net Sales of Products in the Non-U.S.
Territory, each at the royalty rate of     [**]       percent ([**]%) on Net
Sales of Products in the respective Territories in a calendar year.

         Royalties shall be paid in respect of Net Sales of Products in a given country of the Territory for a period of ten (10) years from the date of First Commercial Sale of the first Product in such country. Notwithstanding the foregoing, however, with respect to Europe only, royalties on Net Sales of a given Product shall be payable on a country-by-country basis commencing with the first commercial sale of such Product in such country and ending on the earlier of (i) the date on which the Know-How used to make and develop such Product becomes published or generally known to the public through no fault on the part of Ilex or its Affiliates or sublicensees or (ii) the eighth (8th) anniversary of the commercial sale of the first Product in such country.

         5.2 Credits Against Royalties. The costs incurred by Ilex in the implementation and maintenance of the Program referred to in Section 8.1 hereof ("Program Costs") may be credited by Ilex against earned royalties payable pursuant to Section 5.1 hereof; provided, however, that (i) Program Costs shall be documented to the reasonable satisfaction of B.W. Co., (ii) with respect to any particular Royalty Period, the amount of such credit for Program Costs
shall not exceed     [**]     percent ([**]%) of the Royalties which would
otherwise be payable, and (iii) Program Costs which are not ultimately credited against earned royalties during the term of this Agreement shall lapse and be of no further value or consequence.

         5.3 Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among Ilex and its sublicensees, but royalties shall be payable on the initial subsequent sale by Ilex or its sublicensees to a Third Party.

         5.4 Third Party Royalties. If Ilex, its sublicensees and either B.W. Co. (in respect of the U.S.), or WFL (in respect of any country in the Non-U.S. Territory), agree that Ilex or its sublicensees are required to pay royalties to any Third Party because the manufacture, use or sale of a Compound contained in a given Product infringes any patent or other intellectual property rights of such Third Party in a given country, Ilex or its sublicensees may deduct from royalties thereafter due to B.W. Co. or WFL, as applicable, with respect to Net Sales of such Product in such country up to
   [**]       percent ([**]%) of the royalties or such other fees paid to such
Third Party, subject to the limitation in the immediately following sentence. In no event shall the royalties due to B.W. Co. or WFL, as applicable, on such Net Sales of such Product in such country on account of any reduction pursuant to this Section
5.4 be thereby reduced by more than      [**]      percent ([**]%) of the
royalties which otherwise would have been due hereunder on such Net Sales of such Product in such country.

                   ARTICLE 6.  ROYALTY REPORTS AND ACCOUNTING

         6.1 Royalty Reports; Records. During the term of this Agreement, Ilex shall furnish to B.W. Co., in respect of Net Sales of Products in the U.S., and to WFL, in respect of Net Sales of Products in the Non-U.S. Territory, a written report or reports covering each calendar quarter (a "Royalty Period") showing (i) the Net Sales of all Products in the U.S. or the Non-U.S. Territory, as applicable, during the Royalty Period; (ii) the royalties, payable in the Base Currency, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales; and (iv) the exchange rates used in determining the amount of the royalties payable in the Base Currency; and (v) Program Costs incurred in connection with the obligations of Ilex contained in Sections 8.1 and 5.2 hereof. With respect to sales of Products invoiced in the Base Currency, the Net Sales and royalty payable shall be expressed in such Base Currency. With respect to sales of Products invoiced in a currency other than the Base Currency, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the Base Currency equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the London Financial Times under the heading "World Value of the Pound" on the last day of each month during the Royalty Period in which the London Financial Times' Guide is published (currently Tuesdays). If any sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the sublicensee's normal accounting principles. Ilex shall furnish to B.W. Co. or WFL, as applicable, appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment. Reports shall be due on the sixtieth
(60th) day following the close of each respective calendar quarter. Ilex shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Ilex shall be responsible for all royalties and late payments that are due to B.W. Co. and WFL but have not been paid by Ilex 's sublicensees to Ilex.

         6.2 Right to Audit. Upon the written request of B.W. Co. or WFL (the "Auditing Party"), at its expense and not more than once in each calendar year (i.e., once for B.W. Co. and once for WFL), Ilex shall permit an independent public accountant, selected by the Auditing Party, and acceptable to Ilex (the "Auditor"), which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of Ilex as may be reasonably necessary to verify the accuracy of the royalty reports furnished by Ilex to B.W. Co. and/or WFL pursuant to Section 6.1 of this Agreement in respect of any calendar year ending not more than forty-eight (48) months prior to the date of such request. Ilex shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the Auditor. If the Auditor's report shows any underpayment of royalties, within thirty (30) days after Ilex's receipt of such report, Ilex shall remit to the Auditing Party (i) the amount of such underpayment and (ii) if such underpayment exceeds [**] percent ([**]) of the total royalties owed to the Auditing Party for the calendar year then being audited, the reasonable and necessary fees and expenses of the Auditor, subject to reasonable substantiation thereof. Any overpayment of royalties shall be fully creditable against future royalties payable to the Auditing Party in subsequent Royalty Periods.





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
         6.3 Confidentiality of Records. The Auditing Party agrees that all information subject to review under this Article 6 or under any sublicense agreement is confidential and that it and its accountant shall retain all such information in confidence in accordance with the provisions of Article 10 hereof. At Ilex's request, the Auditor shall execute a confidentiality agreement with respect to the information subject to review under this Article 6.

                     ARTICLE 7.  ROYALTY AND OTHER PAYMENTS

         7.1 Payment Due Dates. Royalties shown to have accrued in each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

         7.2     Currency Restrictions.  Except as hereinafter provided in this
Section 7.2, all royalties due shall be paid in the Base Currency of the party to which they are owed. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the Territory where the Products are sold, Ilex shall have the right and option to make such payments by depositing the amount thereof in local currency to B.W. Co.'s or WFL's account in a bank or depository in such country.

     7.3 Interest. Royalties and other payments required to be paid by Ilex pursuant to this Agreement shall, if overdue, bear interest at a per annum rate of eighteen percent (18%) or the maximum rate allowed by law, whichever is less, until paid. The payment of such interest shall not preclude B.W. Co. or WFL from exercising any other rights it may have because any payment is overdue.

                     ARTICLE 8. COMPASSIONATE PLEA PROGRAM

         8.1 Compassionate Plea Program. The parties acknowledge that B.W. Co. has established, implemented and conducted a compassionate plea program with respect to the Product (the "Program"). The parties additionally acknowledge that B.W. Co.'s reputation in the medical, oncology or pharmaceutical communities or the public in general would be unduly harmed if the Program were to be discontinued. Therefore, as additional consideration for entering into this Agreement, Ilex agrees that it shall, at its own expense, use its best efforts to diligently continue the Program to the same extent as is currently conducted by B.W. Co.

         8.2 Termination. In the event that Ilex fails to continue the Program in conformance with Section 8.1 hereof, B.W. Co. may, upon at least thirty (30) days' prior written notice, terminate this Agreement, unless within such thirty (30) day period, Ilex were to implement the Program to the satisfaction of B.W. Co. Upon such a termination, Ilex shall immediately deliver to B.W. Co. all of Ilex's inventory of the formulated Compound and the bulk Compound at Ilex's expense.

                     ARTICLE 9.  INDEMNIFICATION; INSURANCE

         9.1 Indemnification by Ilex. Ilex agrees to indemnify and hold B.W. Co., WFL, their Affiliates, directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from (i) claims arising out of Ilex's or its sublicensees' testing, use, manufacture or sale of the Products; or (ii) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against Ilex, unappealable or unappealed by Ilex within the time allowed therefor) by B.W. Co. or WFL of its indemnification rights set forth in clause (i) of this Section 9.1.

         9.2 Indemnification Procedures. A party (the "indemnitee") which intends to claim indemnification under this Article 11 shall promptly notify Ilex (the "indemnitor") in writing of any action, claim or liability in respect of which the indemnitee or any of its Affiliates, directors, officers, employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its Affiliates, directors, officers, employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee and its Affiliates, directors, officers, employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

         9.3     Insurance.

         (i) Ilex shall take out and maintain, at its own expense, during the term of this Agreement, and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, product liability coverage from an insurance company or companies reasonably satisfactory to B.W. Co. and WFL. During the clinical development of Products, such coverage shall
be at least    [**]    per occurrence. Promptly upon commercial introduction of
the initial Product, the parties shall negotiate in good faith an increase in such coverage. The insurance policy relating to such coverage shall name B.W. Co. and WFL as additional insureds by way of endorsement or otherwise as their respective interests may appear.

         (ii) Within thirty (30) days after the Effective Date, Ilex shall cause to be delivered to B.W. Co. and WFL an insurance certificate evidencing the insurance coverage required by Subsection 11.3(i). Such insurance certificate shall name B.W. Co. and WFL as additional insureds as their respective interests may appear.

                          ARTICLE 10.  CONFIDENTIALITY

         10.1 Treatment of Confidential Information. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of five (5) years thereafter:

         (i) Ilex will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of B.W. Co. or WFL to Ilex under this Agreement; and

         (ii) B.W. Co. and WFL will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of Ilex to B.W. Co. or WFL under this Agreement.





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
         For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Information." All information and data disclosed by B.W. Co. to Ilex pursuant to the Letter Agreement shall be deemed to have been disclosed hereunder.

         10.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a party may disclose Information to its Affiliates, sublicensees (actual and prospective), investors (actual and prospective), consultants, outside contractors and clinical investigators on condition that such entities or persons agree (i) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and (ii) to use the Information only for such purposes as such party is entitled to use the Information. Each party or its Affiliates or, if applicable, its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure (a) is reasonably necessary to obtain patents or authorizations, to conduct clinical trials and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement or (b) is otherwise required by applicable laws or regulations.

         10.3 Release From Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Article 10, the "receiving party") or its Affiliates or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement under an obligation of confidentiality; (iv) results from research and development by the receiving party or its Affiliates or sublicensees independent of disclosures from the other party under this Agreement; (v) has been approved for publication by the parties hereto; or (vi) is Product-related information which is reasonably required to be disclosed in connection with the marketing of the Product.

         10.4 Confidentiality of Agreement. Except as otherwise required by law or applicable regulation or the terms of this Agreement or otherwise mutually agreed upon by the hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement. Notwithstanding the foregoing, a party may disclose such terms, conditions and existence to an Affiliate or, in the case of Ilex, a sublicensee, which agrees to be bound by the terms of this Section 10.4 to the same extent as such party.

         10.5 Right to Publication. B.W. Co. and WFL agree that Ilex shall have the right to publish or to present publicly (collectively, a "Publication") the results of any research, work or other development performed pursuant to this Agreement by or on behalf of Ilex (collectively, the "Results"). Ilex agrees to submit any proposed Publication to B.W. Co. and WFL for their review at least thirty (30) days prior to submission or presentation of such Publication. If B.W. Co. or WFL requests a delay in submission or presentation based on patent considerations, Ilex agrees to delay such submission or presentation for a period not to exceed ninety (90) days from the date of such request. Ilex further agrees to give due consideration to any comments made by B.W. Co. or WFL with respect to such Publication but, except as set forth in the immediately following sentence,

Ilex shall determine the content of the Publication. Nothing in this Section
10.5 shall be construed to allow Ilex to publish or otherwise disclose any Information disclosed by B.W. Co. or WFL.

                         ARTICLE 11.  TERM; TERMINATION

         11.1    Term; Termination.  Unless terminated sooner pursuant to
Section 8.2, 11.2 or 12.2, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of Ilex's obligation to pay royalties hereunder; at which time, notwithstanding anything to the contrary contained herein, all rights licensed to Ilex herein shall be deemed to be converted to a fully paid, non-exclusive, irrevocable, royalty free license of the Know-How in the Territory to make, have made, use, sell and have sold Products incorporating, utilizing or otherwise commercially exploiting the Technology in the Field. Upon expiration or termination of this Agreement with respect to one or more countries of the Territory, the rights and obligations of the parties with respect to such country or countries shall cease, except as follows:

         (i) the rights and obligations of the parties under Article 9 shall survive termination or expiration;

         (ii) upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Article 10 shall survive for the period provided therein;

         (iii) upon termination, Ilex's obligations under Sections 11.3, 11.4 and 11.5 shall survive; and

         (iv) expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

         11.2    Termination For Cause.

         (i) B.W. Co. may terminate this Agreement in the U.S. and/or WFL may terminate this Agreement in the Non-U.S. Territory upon the occurrence of any of the following:

                          (a) upon or after the bankruptcy, insolvency, dissolution or winding up of Ilex (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

                          (b) such breach is not cured within thirty (30) days after B.W. Co. and/or WFL gives Ilex written notice thereof, it being understood that if such breach relates solely to Ilex's obligations in the U.S., then this Agreement may be terminated only as to the U.S. by B.W. Co.; and, if such breach relates solely to Ilex's obligations in the Non-U.S. Territory, then this Agreement may be terminated only as to the Non-U.S. Territory by WFL; or

         (ii)    Ilex may terminate this Agreement:

                          (a)     in the U.S., upon or after (x) the
                 bankruptcy, insolvency, dissolution or winding up of B.W. Co. (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or (y) the breach of any material provision of this





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
                 Agreement by B.W. Co. if such breach is not cured within thirty (30) days after Ilex gives B.W. Co. written notice thereof; and

                          (b) in the Non-U.S. Territory, upon or after (x) the bankruptcy, insolvency, dissolution or winding up of WFL (other than dissolution or winding up for purposes of reconstruction or amalgamation) or (y) the breach of any material provision of this Agreement by WFL if such breach is not cured within thirty (30) days after Ilex gives WFL written notice thereof.

         11.3 Ilex's Obligations Upon Termination. Upon termination (but not expiration) of this Agreement for any reason, (i) Ilex shall promptly pay to B.W. Co. any amounts due under the terms of this Agreement including License Fees and Royalty Fees which have accrued as of the date of termination, (ii) Ilex agrees to cooperate fully with B.W. Co. and WFL, or their respective nominees, to transfer or to hand over to B.W. Co. and WFL or their respective nominees, health registrations and sales permissions regarding the Products in the country or countries in which termination has occurred and (iii) in the event of termination with respect to all countries of the Territory, Ilex shall return to B.W. Co. and WFL all copies of the Information supplied by either hereunder, except that Ilex's legal department may retain one copy of the Information for purposes of determining the scope of its obligations hereunder.

         11.4 Disposition of Product. Upon termination of this Agreement with respect to all countries of the Territory, Ilex shall provide B.W. Co. and WFL with a written inventory of all the Products (in the form of raw materials, work-in-process and finished goods) in its and its sublicensees' possession and shall have the right to dispose of such Products within six (6) months thereafter, subject to fulfillment of its royalty obligations relating thereto. Notwithstanding the foregoing, upon termination of this Agreement in all countries of the Territory, Ilex shall promptly return or destroy, at B.W. Co.'s election, any materials supplied by B.W. Co. pursuant to Section 12.2.

         11.5 Sublicensees Upon Termination. If any party terminates the Agreement and sublicensees are not then in default under the terms of their sublicensee agreements hereunder, B.W. Co. and WFL shall have the right (but not the obligation) to assume and continue such sublicense agreements with payments thereunder being made by the sublicensees directly to B.W. Co. or to WFL, as the case may be, without any further obligations on the part of Ilex with respect thereto.

               ARTICLE 12.  TRANSFER TO ILEX; ILEX'S OBLIGATIONS

         12.1    Transfer of Know-How.

         Within the ninety (90) day period following the Effective Date, each of B.W. Co. and WFL shall make available to Ilex all of the Know-How, or the WFL Know-How, as the case may be, and B.W. Co. shall assign to Ilex IND 3362 for the Compound. Ilex shall acknowledge acceptance of such assignment to the FDA promptly after it is made by B.W. Co. cep

         12.2    Transfer of Clinical Trial and Bulk Material.

         (i) Within ninety (90) days after the Effective Date, as far as it has not already done so pursuant to the Letter Agreement or otherwise, B.W. Co. will deliver to Ilex the existing B.W. Co. inventory of the formulated Compound, if any, to be used as clinical trial material. The quantity of formulated Compound in B.W. Co.'s existing inventory which it can deliver pursuant to this Subsection 12.2(i) will be approximately 150,000 capsules of the 100mg unit size of formulated Compound (which total is inclusive of any quantities of formulated Compound delivered by B.W. Co. to Ilex prior to the Effective Date). In addition to the foregoing, within ninety (90) days after the Effective Date, B.W. Co. shall deliver to Ilex approximately 100 kilograms of bulk Compound. All shipments shall be F.O.B. San Antonio, Texas.

THE FORMULATED COMPOUND AND THE BULK COMPOUND SHALL BE SUPPLIED "AS IS" AND NEITHER B.W. CO. NOR WFL MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.

         (ii) In the event B.W. Co. does not deliver at least [**] percent ([**]) of the respective quantities of formulated Compound and bulk Compound specified in clause (i) above to Ilex within ninety (90) days of the Effective Date, Ilex's sole and exclusive remedy shall be to terminate this Agreement by giving B.W. Co. written notice thereof, which notice must be given, if at all, within thirty (30) days after expiration of the ninety (90) day period set forth above. In the event Ilex does not terminate this Agreement within such ninety (90) day period, its right to terminate pursuant to this clause (ii) and B.W. Co.'s obligation to supply pursuant to Subsection 12.2(i), to the extent it has not previously done so, shall each cease.

         12.3    Ilex's Obligations.

         (i) Ilex acknowledges that it has been informed by B.W. Co. that the repass dating for certain batches of the formulated Compound which B.W. Co. has supplied to Ilex has expired or is about to expire. Ilex agrees that on or before April 30 of each year, commencing with April 30, 1995, it shall conduct, or cause to be conducted, quality assurance testing of formulated Compound which it intends to use after the next succeeding May 31 to determine whether such formulated Compound meets the specifications set forth in B.W. Co.'s IND 3362, as determined in accordance with the analytical methodology set forth therein. Ilex shall provide B.W. Co. with a copy of the results of each quality assurance test promptly after such test results are received. In the event the test results indicate that such formulated Compound no longer meets such specifications, Ilex agrees not to use any remaining formulated Compound previously supplied by B.W. Co. in any clinical trials and shall promptly notify any of Ilex's clinical investigators to return any formulated Compound then in their possession.

         (ii) Ilex agrees that it shall bear all responsibility for use of any formulated Compound which it manufactures or has manufactured from the bulk Compound delivered by B.W. Co. pursuant to Subsection 12.2 (i). Ilex agrees not to use any such formulated Compound in any clinical trials or otherwise in humans unless the results of its quality assurance testing indicate that such formulated Compound meets the specifications set forth in B.W. Co.'s IND 3362, as determined in accordance with the analytical methodology set forth therein.

                            ARTICLE 13.  ASSIGNMENT

         This Agreement may not be assigned or otherwise transferred by Ilex without the written consent of B.W. Co. and WFL; provided, however, that Ilex may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business related to the Products or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve Ilex of responsibility for the performance of any accrued obligation which Ilex then has hereunder.

                     ARTICLE 14.  REGISTRATION OF LICENSES

         Ilex agrees to register or give required notice concerning this Agreement, through itself or through a sublicensee, in each country of the Territory where there exists an obligation under law to so register or give notice, to pay all costs and legal fees connected therewith and shall otherwise comply with all national laws applicable to this Agreement.

                           ARTICLE 15.  FORCE MAJEURE

         A party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.


                           ARTICLE 16.  SEVERABILITY

         Each party hereby expressly agrees and contracts that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

                              ARTICLE 17.  NOTICES

         Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by facsimile (and promptly confirmed by such registered or certified mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed.

In the case of Ilex:
                                  Ilex Oncology Inc.
                                  14785 Omicron Drive
                                  San Antonio, Texas 78245-3217
                                  Attention: President
                                  Facsimile No.: (210) 677-6009

In the case of B.W. Co.:
                                  Burroughs Wellcome Co.
                                  3030 Cornwallis Road
                                  Research Triangle Park, NC 27709
                                  Attention: Company Secretary
                                  Facsimile No.: (919) 315-8376

In the case of WFL:
                                  The Wellcome Foundation Limited
                                  P.O. Box 129
                                  UNICORN HOUSE
                                  160 Euston Road
                                  London NWl 2BP
                                  England
                                  Attention: Secretary
                                  Facsimile No.: 011-4471-387-3976

                           ARTICLE 18.  GOVERNING LAW

         This Agreement, to the extent it relates or applies to the U.S., shall be governed by and construed in accordance with the laws of the State of North Carolina, exclusive of its choice-of-law rules. This Agreement, to the extent it relates or applies to the Non-U.S. Territory, shall be governed by the laws of England, exclusive of its choice-of-law rules.

                            ARTICLE 19.  ARBITRATION

         Except for any disputes relating to Article 9, all disputes arising in connection with this Agreement shall be finally settled under (i) the Commercial Arbitration Rules of the American Arbitration Association, with respect to disputes between Ilex and B.W. Co. or (ii) the Rules of Conciliation and Arbitration of the International Chamber of Commerce, with respect to disputes between Ilex and WFL. With respect to disputes between Ilex and B.W. Co., arbitration shall take place in Raleigh, North Carolina, if demanded by B.W. Co., or San Antonio, Texas, if demanded by Ilex. With respect to disputes between Ilex and WFL, arbitration shall take place in London, England, if demanded by Ilex, or San Antonio, Texas, if demanded by WFL.

                  ARTICLE 20.  ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto. B.W. Co. and Ilex agree that the Letter Agreement is hereby terminated.

                              ARTICLE 21.  WAIVER

         The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.

                           ARTICLE 22.  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                             ARTICLE 23.  CAPTIONS

         The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ILEX ONCOLOGY INC.                            BURROUGHS WELLCOME CO.



By:  /s/ RICHARD L. LOVE                      By:  /s/ CHRIS A. RALLIS
   ----------------------------------            -------------------------------
Print Name:      Richard L. Love              Print Name:  Chris A. Rallis
           --------------------------                    ------------------
Title:  President                             Title:  Vice President
      -------------------------------               ----------------------------
                                                         Planning and Business
                                                              Development


THE WELLCOME FOUNDATION LIMITED



By:  ILLEGIBLE
   ----------------------------------
Print Name:
           --------------------------
Title:
      -------------------------------

                                   APPENDIX I


         Oxypurinol is a structural analog of the natural purine base xanthine and the principal metabolite of allopurinol, a xanthine oxidase inhibitor that acts on purine metabolism.

         The molecular formula for oxypurinol is C(5)H(4)N(4)O(2).





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